FERDI LIPS RETIRES AS DIRECTOR
OF RANDGOLD RESOURCES

London, Thursday 19 February 2004 – Ferdinand Lips has retired as a non-executive director of Randgold Resources (LSE:RRS) (Nasdaq:GOLD). Lips had served on the board of Randgold Resources since its listing in 1997 and was also a member of the remuneration committee.

His career has spanned more than 50 years in banking and fund management, including the co-founding of Rothschild Bank AG in Zurich and as chief executive of Bank Lips in Zurich. Lips is the author of an acclaimed book 'Gold Wars' as well as several texts on investment management.

Randgold Resources chief executive Dr Mark Bristow said today that Lips had served as an important mentor to the Company during his years on the board. "He is a passionate scholar and his guidance and contribution will be missed."

Chairman Roger Kebble said Lips had provided the Company with sage counsel, playing an important role as a senior member of the board during its establishment and development years. "We wish him well in his retirement," he said.

Web site: www.randgoldresources.com

Issued on behalf of Randgold Resources Limited
by du Plessis Associates.
dPA contact Kathy du Plessis on Tel: 27(11) 728 4701,
mobile: (0)83 266 5847 or e-mail randgoldresources@dpapr.com

DISCLAIMER:

Statements made in this document with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, the development of Loulo, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release. For a discussion on such risk factors, refer to the annual report on Form 20/F for the year ended 31 December 2002, which was filed with the Securities Exchange Commission on 27 June 2003.